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                                                              EXHIBIT 99.B(i)(1)

                        [BELL, BOYD & LLOYD LETTERHEAD]

                                  July 21, 1999




Calamos Investment Trust
1111 East Warrenville Road
Naperville, Illinois  60563-1497

Ladies and Gentlemen:

         We have acted as counsel for Calamos Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of Class A shares, Class C shares and Class I shares of beneficial interest (the "Shares") of the series of the Trust designated Calamos High Yield Fund (the "Fund") in registration statement no. 33-19228 on form N-1A (the "Registration Statement").

         In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

         Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares after the post-effective amendment has been declared effective and in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                             Very truly yours,

                             /s/ Bell, Boyd & Lloyd